Exhibit 21

                                  SUBSIDIARIES
                                       OF
                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

    Financial Security Assurance Inc. (incorporated in the State of New York)
          FSA Insurance Company (incorporated in the State of Oklahoma) Financial Security Assurance International Ltd. (incorporated in Bermuda)
  Financial Security of Oklahoma, Inc. (incorporated in the State of Oklahoma) Financial Security Assurance (U.K.) Limited (incorporated in the United Kingdom)
       Transaction Services Corp. (incorporated in the State of New York)
      FSA Portfolio Management Inc. (incorporated in the State of New York)